UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2009
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1

Item 1.01 Entry into a Material Definitive Agreement.
     On May 26, 2009, Delta Petroleum Corporation (“Delta,” “we,” “us,” or “our”) entered into a Severance Agreement with Roger Parker, Delta’s former Chief Executive Officer and Chairman of our Board of Directors. Pursuant to the Severance Agreement, effective as of the close of business on May 26, 2009 Mr. Parker resigned from his positions as Chairman of the Board, Chief Executive Officer and as a director of Delta, as well as his positions as a director, officer and employee of Delta’s subsidiaries. In consideration for Mr. Parker’s resignation and his agreement to (a) relinquish all his rights under his employment agreement, his change-in-control agreement, certain stock agreements, bonuses relating to past and pending transactions benefiting Delta, and any other interests he might claim arising from his efforts as Chairman of our Board of Directors and/or Chief Executive Officer, and (b) stay on as a consultant to facilitate an orderly transition and to assist in certain pending transactions, Delta agreed to pay Mr. Parker $4,700,000 in cash (the “Cash Consideration”), issue to him 1,000,000 shares of Delta common stock (the “Shares”), pay him the aggregate of any accrued unpaid salary, vacation days and reimbursement of his reasonable business expenses incurred through the effective date of the agreement, and provide to him insurance benefits similar to his pre-resignation benefits for a thirty-six month period. Mr. Parker will receive a portion of the Cash Consideration in immediately available funds, and the remaining Cash Consideration and the Shares will be deposited in a rabbi trust and distributed to Mr. Parker on or about November 27, 2009. Delta also agreed to file a registration statement with the Securities and Exchange Commission that registers the resale of the Shares. The Severance Agreement also contains mutual releases and non-disparagement provisions, as well as other customary terms.
     The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 27, 2009, Jean-Michel Fonck and Anthony Mandekic were elected to the Board of Directors of Delta to serve until the 2010 annual meeting of stockholders. Mr. Fonck filled the vacancy left by the resignation of former director Neal Stanley, and Mr. Mandekic was designated as a nominee for election by Tracinda Corporation (“Tracinda”) pursuant to the terms of the Company Stock Purchase Agreement, dated December 29, 2007, between us and Tracinda (the “Tracinda Agreement”). Under the terms of the Tracinda Agreement, Tracinda is entitled, at all times that it beneficially owns not less than ten percent of our outstanding common stock, to designate a number of nominees for election to serve on our Board of Directors and each of its committees that is equal to Tracinda’s pro rata share of stock ownership in Delta multiplied by the number of directors on our Board of Directors or committee, as the case may be, with any fractional number being rounded to the nearest whole number. As a current holder of approximately 34% of our common stock, Tracinda is entitled to designate an additional two nominees for election to serve on our Board of Directors, but Tracinda has not designated further nominees at this time.

     Jean-Michel Fonck is President of Geopartners SAS, a service company for petroleum studies located in France, and is consulting with the firm of JMF-Conseil SARL to various oil companies since 2001. Mr. Fonck was previously employed by TOTAL SA (“TOTAL”), serving in various capacities there from 1968 until 2001. During his tenure at TOTAL, he worked in Paris in mathematical applications to geology and exploration venture appraisals, in Indonesia as chief geologist, in Argentina and Egypt as exploration manager and in Paris again as division manager for Exploration New Ventures and International Exploration Coordination. In 1991, Mr. Fonck became President and CEO of the TOTAL exploration and production branch in Houston, and then returned to Paris in 1994 to serve as Vice President of Exploration and Reservoir Evaluation for the TOTAL group. Mr. Fonck graduated from Ecole des Mines (Nancy) in 1963.
     Anthony Mandekic currently serves as the Secretary/Treasurer of Tracinda Corporation and has held such position since Tracinda Corporation’s inception in 1976. Mr. Mandekic also currently serves as Chairman of the Lincy Foundation, a charitable organization founded by Kirk Kerkorian, and has served as its Chief Financial Officer and a Director since 1989. Since May of 2006 he has served as a member of the Board of Directors of MGM Mirage and as a member of its Executive Committee, Diversity Committee and Compensation Committee. In May of 2007 Mr. Mandekic became Chairman of the MGM Mirage Compensation Committee. Mr. Mandekic is a graduate of the University of Southern California with a bachelor’s degree in Science-Accounting and is a Certified Public Accountant.
     Neither Mr. Fonck nor Mr. Mandekic has been appointed to any of our board committees.
Item 8.01 Other Events.
     On May 27, 2009, we filed a Current Report on Form 8-K indicating that Roger Parker resigned from Delta and its subsidiaries on May 27, 2009. As reported in Item 1.01 above, the actual effective date of Mr. Parker’s resignation was May 26, 2009.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description
10.1	Severance Agreement by and between Delta Petroleum Corporation and Roger Parker, dated May 26, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: June 1, 2009

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Severance Agreement by and between Delta Petroleum Corporation and Roger Parker, dated May 26, 2009.